EXHIBIT 10.28

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of the 30th day of September, 2006 by and between Capital Growth Systems, Inc., a Florida corporation (“Company”), and Rory Herriman, CTO of Capital Growth Systems, Inc. (“Executive”).

RECITALS

A.  The Company and Executive are parties to an Employment Agreement, dated as of April 26, 2004 (“Employment Agreement”), pursuant to which Executive serves as the Chief Technology Officer, Chief Operating Officer and/or any other office or position (“CTO”) of the Company and NEXVU Technologies, L.L.C., a Delaware limited liability company (“Subsidiary”).

B.  The Company and Executive have agreed that Executive will cease to serve as the CTO of the Company before the end of the term set forth in the Employment Agreement.

C.  The Chief Executive Officer of the Company has approved this Agreement.

NOW THEREFORE, the parties agree as follows:

1.  Termination of Employment.

(a)  The Employment Agreement and Executive’s service as CTO are hereby terminated with effect as of the date of this Agreement (“Effective Date”).

(b)  Contemporaneously with the execution and delivery of this Agreement, with effect as of the Effective Date, Executive, by execution of this Agreement hereby resigns as CTO of the Company, Subsidiary and any other subsidiaries that may be maintained by the Company.

(c)  Executive and the Company agree and acknowledge that this Agreement sets forth the parties’ mutual understanding with respect to Executive’s termination of employment with the Company and Subsidiary and the termination of the Employment Agreement. Executive and the Company agree that the termination of employment set forth herein is not a termination of Executive by the Company or Subsidiary “With Cause” or “Without Cause” within the meaning of, or for purposes of, the Employment Agreement. In addition, the Company and Executive agree that the termination of Executive’s employment pursuant to this Agreement is deemed not to be a compensable event within the meaning of, and for purposes of, the Employment Agreement, and therefore, Executive is not entitled to payment of additional base salary, bonus or incentive compensation beyond that earned through the termination of his Employment Agreement. Executive’s sole right to compensation or other payments from the Company after the Effective Date shall be as set forth in Section 4 below.

2.  Payments.

Company will pay Executive all salary, any earned bonus, payment for accrued, but unused vacation and unpaid business expenses through the Effective Date, subject to all applicable state and federal taxes and withholding requirements, which sum shall be paid during the next payroll period immediately following the Effective Date. In addition, Company shall offer to Executive the right to purchase the computer laptop currently in use by Executive for a purchase price of $1.

3.  Transition of Toyota Financial Services consulting engagement. Upon consent of Toyota Financial Services, the Company agrees to transfer and/or assign the existing Toyota Financial Services agreement to Executive or the company in which Executive is employed. The Company will use all commercially reasonable efforts to assist Executive in the transition of the agreement with Toyota Financial Services to the Executive or company in which the Executive is employed. This shall include, but not be limited to, the assignment and/or termination of the agreement with Toyota Financial Services at the sole discretion of Toyota Financial Services, assignment of any Company documentation specific to such services and release from any obligations under Section 5 and Section 8 of this Agreement as it pertains to Toyota Financial Services and payment of all outstanding invoices to sub contractors of Company currently providing services on behalf of Company to Toyota in accordance with agreed upon payment terms. Executive agrees to assume any and all obligations and liabilities of the Company arising from the existing Toyota Financial Services contract upon the completion of such transfer and/or assignment by the Company from the date of the transfer and/or assignment.

4.  Options and Other Payments. In accordance with the Stock Option Grant Agreement dated April 19, 2004 between Rory Herriman and Capital Growth Systems, Inc., the vested portion (i.e., the option to purchase up to 322,500 shares of the Company’s common stock, $0.00001 par value, (“Common Stock”) of Executive’s option to purchase up to 430,000 shares of Common Stock shall remain in effect and shall be exercisable by Executive at any time on or before January 28, 2014. The remaining unvested portion of the Option (i.e., to purchase up to 107,500 shares) shall vest upon its scheduled date of January 1, 2007 and Executive shall have the right to exercise such options in accordance with this Section 4.

5.  Certain Covenants. All references to the Company in this Section 5 shall include the Subsidiary and all other subsidiaries of the Company and shall include “Affiliates” of the Company, as that term is construed under Rule 405 of the Securities Act of 1933, as amended.

(a)  Non-Disclosure of Confidential Information. During the course of Executive’s employment with the Company, the Company made available to Executive, for the purpose of allowing Executive to perform his duties, certain special and unique confidential and proprietary information of the Company that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, phone locations, documentation, software programs, price lists, customer lists, contract prices for the Company’s services, business plans and prospects of the Company, equipment configurations, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, financial and other records of the Company or its affiliates, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Accordingly, Executive hereby agrees that:

(i)  Without the prior written consent of the Company, Executive will not, for the period commencing on the Effective Date for a period of two (2) years, directly or indirectly, divulge to any individual, firm, corporation, limited liability company, organization, partnership or any other entity (hereinafter referred to as “Third Parties”), or use, disclose or cause or authorize any Third Parties to use or disclose the Confidential Information, except as required by law; provided, however, that the Executive notifies the Company of such required disclosure promptly and in writing and cooperates with the Company, at the Company’s request and expense, in any lawful action to contest or limit the scope of such required disclosure; and

(ii)  Executive shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, notes, records, keys, disks data and other documents and materials belonging to the Company which are in his possession or under his control relating to the Company, regardless of the medium upon which it is stored, and will deliver to the Company upon the Effective Date any other property of the Company which is in his possession or control.

(b)  Non-Solicitation Covenant. Executive hereby covenants and agrees that for the period commencing on the Effective Date, Executive shall not induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between any such employee and the Company.

(c)  Duty Not to Defame, Disparage or Interfere with Business. Executive agrees neither to defame the Company or its officers, employees or directors nor engage in any conduct or induce any other person to engage in any conduct that is any way injurious to the Company’s reputations and interests or the reputations and interests of any of the Company’s agents, officers, employees, directors, products or services (including, without limitation, any negative or derogatory statements or writings). In addition, Executive shall not request, advise, or directly or indirectly, invite any of the existing customers, suppliers or service providers of the Company to withdraw, curtail or cancel its business with the Company.

(d)  Remedies.

(i)  Injunctive Relief. Executive expressly acknowledges and agrees that the business of the company is highly competitive and that a violation of any of the provisions of Sections 5(a), 5(b) or 5(c) would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods provided for herein are the minimum necessary to adequately protect the Company’s business, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Sections 5(a), 5(b) or 5(c) may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5(d) shall survive the termination of this Agreement.

(ii)  Enforcement. It is the desire of the parties that the provisions of Sections 5(a), 5(b) or 5(c) be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 5(a), 5 (b), 5(c) shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (A) deemed amended to delete there from such portions so adjudicated; or (B) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

6.  Disclosure Regarding Agreement. The parties agree that the Company may make such disclosure regarding Executive’s termination as CTO of the Company as in the judgment of the Company’s counsel is required by law, or regulation. In the event of an inquiry to the Company from third parties as to the circumstances surrounding Executive’s cessation of employment, the Company will advise such parties that Executive and the Company agreed to mutually part company as Executive has elected to pursue other business interests.

7.  Representations and Warranties.

(a)  Executive represents and warrants to the Company that to the best of his knowledge he has not engaged in any violation of law or any breach of any fiduciary duty owed as an officer of the Company that could give rise to the Company having a claim against him.

(b)  The Company represents and warrants to Executive that to the best of the Company’s knowledge the Company has not engaged in any violation of law that could give rise to Executive having a claim against the Company.

8.  Releases.

(a)  The Company forever releases, remises and discharges Executive, together with his heirs, personal representatives, successors and assigns (collectively the “Employee Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which the Company now has or has had against any Employee Released Party from the beginning of the world to the date of this Agreement arising from, connected with, or in any way growing out of, directly or indirectly, Executive’s employment with the Company, his service on behalf of the Company, or any other transaction between the parties prior to the date of this Agreement and all effects, consequences, losses, damages, negotiations and dealings relating thereto; provided, however, that nothing in this Section 8(a) will bar, impair or affect any of the obligations, covenants and agreements of Executive set forth in this Agreement.

(b)  Executive, for himself and his heirs, spouse, children, personal representatives, successors and assigns, forever releases, remises and discharges the Company and each of its past, present, and future officers, directors, shareholders, members, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Employer Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Employer Released Parties from the beginning of the world to the date of this Agreement, arising from, connected with, or in any way growing out of, directly or indirectly, Executive’s employment by the Company, the services provided by Executive to the Company, the contemplated assignment/transfer of the Toyota Financial Services agreement upon assignment/transfer or any transaction prior to the date of this Agreement and all effects, consequences, losses and damages relating thereto, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and all other federal or state laws governing employers and employees; provided, however, that nothing in this Section 8(b) will bar, impair or affect the obligations, covenants and agreements of the Company set forth in this Agreement.

9.  Covenants; Bylaws.

(a)  Covenant Not to Sue by Executive. Executive agrees that he will not now or hereafter commence or initiate any claim or charge of employer discrimination with any governmental agency or sue the Company concerning any claims relating to his employment and/or termination of employment with the Company, except as the same may affect Executive’s rights with respect to the enforcement of this Agreement. This Agreement may be pled as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding Executive may institute, prosecute, or maintain in breach of this Agreement.

(b)  Covenant Not to Sue by Employer. The Company agrees that it will not now or hereafter commence or initiate any claim or charge with any governmental agency or sue Executive concerning any claims relating to his employment and/or termination of employment with the Company, except as the same may affect the Company’s rights with respect to the enforcement of this Agreement. This Agreement may be pled as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding the Company may institute, prosecute, or maintain in breach of this Agreement.

(c)  The Company will abide by its indemnification obligations pursuant to its bylaws.

10.  Notice. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement must be in writing and will be deemed to have been given on the date of receipt if delivered by messenger or transmitted via facsimile to, or if mailed to such party by registered or certified mail, postage prepaid, at, the address for such party set forth below (or to such other address or party as such party shall designate in writing to the other party from time to time).

If to the Company, to:	Capital Growth Systems, Inc. 50 E. Commerce Drive, Suite A Schaumburg, IL 60173 Attention: President Facsimile: 630-872-5801

If to Executive, to:	The address set forth directly below his signature.

11.  Modification and Waiver.

(a)  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained will be valid or effective unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification will be offered or received in evidence in any proceeding or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

(b)  The parties further agree that the provisions of paragraph (a) above may not be waived except as herein set forth. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver of any breach of condition of this Agreement will be deemed to be a waiver of any other subsequent breach of condition, whether of like or different nature.

12.  Consent to Jurisdiction, Venue and Service of Process. Each of the Company and Executive, after having had an opportunity to consult with legal counsel, knowingly, voluntarily, intentionally, and irrevocably:

(a)  consents to the jurisdiction of the courts of Cook County, in the State of Illinois and in the United States District Court for the Northern District of Illinois with respect to any action, suit, proceeding, investigation, or claim arising from enforcement of this Agreement (“Litigation”);

(b)  waives any objections to the jurisdiction and venue of any Litigation in either such court;

(c)  agrees not to commence any Litigation except in either of such courts and agrees not to contest the removal of any Litigation commenced in any other court to either of such courts;

(d)  agrees not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and

(e)  waives personal service of process in connection with any Litigation and consent to service of process by registered or certified mail, postage prepaid, addressed as set forth herein.

These provisions will not be deemed to have been modified in any respect or relinquished by any party except by written instrument executed in accordance with Section 11.

13.  No Admission. This Agreement is the compromise of actual or possible claims and nothing herein, nor any payment made pursuant to this Agreement, shall constitute, or be construed as, an admission of any charge or allegation or concession of liability, which is expressly denied. Neither this Agreement nor any payment made pursuant to this Agreement is admissible in evidence against the Company for any purpose, except for seeking its enforcement.

14.  Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law if a judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against any party, the parties hereto agree and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein. Such determination shall not affect the validity of the remaining provisions.

15.  Further Assurances. The parties agree to take such action and execute and deliver, promptly upon request, such additional documents as may be necessary or appropriate to implement the terms of this Agreement and effectuate its intent.

16.  Costs and Expenses. In the event of a breach of this Agreement, the prevailing party shall recover from the non-prevailing party all costs and expenses, including actual attorney’s fees, incurred in compelling compliance with this Agreement.

17.  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles of conflicts of laws.

18.  Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or in writing, of the parties.

19.  Counterparts. This Agreement may be executed in one or more counterparts, whether by photocopy, original or facsimile, each of which will be deemed to constitute an original but all of which together will constitute one and the same instrument.

20.  Successors and Assigns.

(a)  Executive may not assign any rights or obligations under this Agreement without the prior written consent of the Company. This Agreement will be binding upon and inure to the benefit of Executive and his heirs, spouse, children, personal representatives, and permitted successors and assigns.

(b)  The Company may assign any rights or obligations under this Agreement without the prior written consent of Executive. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns.

21.  Third Party Beneficiaries. Each of the Employer Released Parties that is not a party to this Agreement will be a third party beneficiary of this Agreement. Each of the Employee Released Parties that is not a party to this Agreement will be a third party beneficiary of this Agreement. This Agreement will be enforceable by each such Employer Released Party and each such Employee Released Party to the same extent as if the Releasee were a party hereto.

22.  Return of Other Company Property. Except as provided herein, Executive agrees that he will, within thirty (30) days after the Effective Date, return to the Company all of its property, including but not limited to, any Company credit cards, keys, office furniture and equipment. The Company may cancel any Company credit cards at any time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

CAPITAL GROWTH SYSTEMS, INC.
/s/ Rory Herriman
Rory Herriman
By:	/s/ Derry L. Behm
Its:	Chief Financial Officer	Address: